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                                                                    EXHIBIT 99.1


                   EQUISTAR COMPLETES $1.5 BILLION FINANCING

   HOUSTON, Aug. 24, 2001 - Equistar Chemicals, LP, today completed its previously announced $1.5 billion debt financing.

   The financing includes $700 million of new seven-year, 10-1/8% Senior Notes, as well as an amended and restated bank facility consisting of a secured six-year, $300 million term loan and a secured five-year, $500 million revolving credit facility, which is undrawn. The purpose of the financing is to refinance Equistar's bank credit facility and certain other debt maturing over the next 15 months.

   "We're very pleased with the response of the capital markets to our refinancing," said Robert T. Blakely, executive vice president and chief financial officer of Lyondell Chemical Company (NYSE: LYO), Equistar's operating owner. "We now have in place a long-term capital structure that provides both significant liquidity and an extended debt maturity schedule."

   The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

                                     # # #

Equistar Chemicals, LP is a joint venture among Lyondell Chemical Company, Millennium Chemicals Inc. and Occidental Petroleum Corporation that combined their olefins, polymers and oxygenated chemicals businesses.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, future economic conditions, availability of the capital markets, industry production capacity and operating rates, the supply/demand balance for the products produced by Equistar, competitive products and pricing pressures, further increases in raw material and/or energy costs, changes in governmental regulations and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Equistar's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission in March 2001, and Equistar's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which will be filed in August 2001.

For information, contact:
Media - Anne M. Knisely (713) 309-2643
Investors - Patrick Quarles (713) 309-7141